EXHIBIT 5.1


April 20, 2005



Cord Blood America, Inc.
9000 West Sunset Boulevard
Suite 400
West Hollywood, California 90069

Ladies and Gentlemen:

We have acted as your counsel in connection with the Registration Statement on Form SB-2 (File No. 000-50746) (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933 (the "1933 Act") for the registration of 27,800,859 shares of common stock, par value $0.0001 per share, of Cord Blood America, Inc., a Florida corporation (the "Company"). The Registration Statement includes for registration 25,510,204 shares of common stock to be issued under an equity line of credit (the "Equity Line Shares"), and 51,626 shares of common stock previously issued to consultants (the "Consultant Shares"). The Equity Line Shares and the Consultant Shares shall be referred to collectively as the "Shares".

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Company's Certificate of Incorporation, as amended, and Bylaws, and the corporate action of the Company that provided for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

Our opinion set forth below is limited to the Florida General Corporation Law, including the applicable provisions of the Florida Constitution and reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, it is our opinion that the Equity Line Shares are duly authorized for issuance by the Company and, when issued and paid for as described in the Prospectus included in the Registration Statement, will be validly issued, fully paid, and nonassessable, and that the Consultant Shares previously issued by the Company were duly authorized for issuance, validly issued, fully paid and nonassessable when issued.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Yours truly,

KIRKPATRICK & LOCKHART NICHOLSON GRAHAM, LLP